EXHIBIT 99.1

Old Line Bancshares, Inc. Reports a 10.93 Percent Increase in Twelve Month Net Income

BOWIE, Md., Feb. 23, 2009 (GLOBE NEWSWIRE) -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income increased $173,009 or 10.93% for the year ended December 31, 2008 to $1,756,118 from $1,583,109 in 2007. After inclusion of the dividends and accretion on the preferred stock issued under the U.S. Treasury Department's Capital Purchase Program in December 2008, net income available to common shareholders increased $143,680 or 9.08% for the twelve month period to $1,726,789 or $0.44 per basic and diluted common share. Net income for the three month period ended December 31, 2008 declined $138,300 and net income available to common shareholders for the three month period was $351,739 or $0.09 per basic and diluted common share. This represented a decrease of $167,629 or 32.28% compared to net income of $519,368 or $0.13 per basic and diluted common share for the three months ended December 31, 2007. The 10.93% increase in net income for the twelve month period was primarily a result of a $29.2 million or 14.46% increase in net loans during the period. The $138,300 decline in net income for the three month period was primarily the result of the opening of the Annapolis branch in September 2008 and because we maintained significant liquidity during the period. Total assets increased $72.5 million or 29.57% to $317.7 million on December 31, 2008 compared to the December 31, 2007 level of $245.2 million.

Mr. Cornelsen stated: "I am pleased to report improved net income, significant loan and asset growth for the twelve month period and the opening of our 7th branch in College Park, Maryland and our 8th branch in Annapolis during the period. We were able to accomplish these results, during a period of unprecedented economic turmoil that has caused significant turbulence in the financial markets. I believe that the experience of our management and staff, our conservative underwriting standards, and our focus on relationship banking, have allowed us to perform at the top tier of our industry. We ended the quarter with the same non-performing loan totaling approximately $935,000 that we have reported in prior periods and no other loans 30 or more days past due.

"In December, we received a $7 million investment from the U.S. Treasury as part of the federal government's TARP Capital Purchase Program. We sold Senior Preferred shares and warrants to purchase common stock to the U.S. Treasury for $7 million. At that time, information provided by the Treasury indicated that it had designed the program to provide additional capital to healthy institutions, to provide liquidity to the credit markets, and to stabilize our financial markets. We have used and expect to use this capital to support our loan growth. At December 31, 2008, Old Line Bank remained well capitalized with a Tier 1 capital ratio of 16.03% and a total risk based capital ratio of 16.84%"

Mr. Cornelsen also said that, "During this period of economic stress, we have continued to closely monitor our investment portfolio. This portfolio consists primarily of investment grade instruments issued by the U.S. government, government sponsored entities and municipalities. We do not have any investments that consist of sub-prime mortgages. We also do not have any investments in trust preferred securities in our portfolio."

As a result of the growth in our loan portfolio and continued deterioration in the economy, we increased the provision for loan losses 30.5% or $97,000 during the twelve month period. Although we do not expect that all of our customers will remain immune from the economic difficulties apparent in our marketplace, but because we have still not experienced any deterioration in asset quality or had any significant historical losses in our loan portfolio, we decreased the loan loss provision $42,000 in the fourth quarter of 2008 relative to the fourth quarter of 2007. The decline in non interest revenue during the twelve month period was a result of the closing of the marine division at the end of the third quarter of 2007. Non-interest expense increased $598,227 (8.83%) for the twelve month period and $501,503 (32.05%) for the three month period. These increases were the result of the opening of our new College Park branch in February 2008, the expenses associated with the operations of our Greenbelt branch that we opened in June 2007 and the opening of our Annapolis branch in September 2008.

In November 2008, we also acquired an additional 12.5% membership interest in Pointer Ridge Office Investments, LLC. This purchase increased our ownership percentage in the entity from 50.0% to 62.5%. As a result, we now consolidate their financial results with ours and make the appropriate minority interest adjustments. This purchase had a nominal impact on net income during the period.

At December 31, 2008, the allowance for loan losses was $2.0 million or 0.85% of gross loans compared to $1.6 million or 0.78% of gross loans at December 31, 2007. Historically, we have had minimal past dues and charge-offs. Based on our history, internal analysis and the satisfactory historical performance of the loan portfolio, we believe this allowance appropriately reflects the inherent risk of loss in our portfolio.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland, one branch in Annapolis, Maryland and four additional branches in Prince George's County, Maryland. Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George's, Anne Arundel, Charles and northern St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular with respect to our plans to use the capital received under the Capital Purchase Program to support loan growth, constitute "forward-looking statements" as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates", "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to: changes in interest rates and changes in economic, competitive, governmental, regulatory, technological or other factors that could affect Old Line Bancshares, Inc.'s business plans or competitive position or that otherwise require us to re-direct our focus and resources to other areas of our business than currently planned, whether they affect Old Line Bancshares, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

                Old Line Bancshares, Inc. & Subsidiary
                      Consolidated Balance Sheets

                                            December 31, December 31,
                                                2008         2007
 --------------------------------------------------------------------
                                             (Unaudited)

                       Assets

 Cash and due from banks                    $  8,823,170 $  3,172,089
 Federal funds sold                            2,140,525    9,822,079
                                            ------------ ------------
     Total cash and cash equivalents          10,963,695   12,994,168
 Time deposits in other banks                 13,267,000    2,000,000
 Investment securities available for sale     29,565,976    9,393,356
 Investment securities held to maturity        8,003,391    2,301,591
 Loans, less allowance for loan losses       231,053,618  201,941,667
 Restricted equity securities at cost          2,126,550    2,080,250
 Investment in real estate LLC                        --      805,971
 Bank premises and equipment                  12,388,046    4,207,395
 Accrued interest receivable                   1,091,560      918,078
 Income tax receivable                            35,649           --
 Deferred income taxes                                --      161,940
 Bank owned life insurance                     8,096,039    7,769,290
 Other assets                                  1,139,101      637,570
                                            ------------ ------------
                                            $317,730,625 $245,211,276
                                            ============ ============

     Liabilities and Stockholders' Equity

 Deposits
    Noninterest-bearing                     $ 39,880,119 $ 35,141,289
    Interest-bearing                         191,550,521  142,670,944
                                            ------------ ------------
     Total deposits                          231,430,640  177,812,233
 Short-term borrowings                        17,773,934   16,347,096
 Long-term borrowings                         21,531,133   15,000,000
 Accrued interest payable                        625,446      693,868
 Income tax payable                                   --      238,226
 Deferred income taxes                            65,651           --
 Other liabilities                             4,012,968      488,599
                                            ------------ ------------
                                             275,439,772  210,580,022

 Minority Interest                               604,011           --

 Stockholders' equity
   Preferred stock, par value $0.01 per
    share and additional paid in capital;
    7,000 shares issued and outstanding        6,703,591           --
   Common stock, par value $.01 per share;
    authorized 15,000,000 shares; issued
    and outstanding  3,862,364 in 2008,
    and 4,075,849 in 2007                         38,624       40,758
   Additional paid-in capital                 28,838,810   30,465,013
   Warrants to purchase 143,247 shares of
    common stock                                 301,434           --
   Retained earnings                           5,411,772    4,155,232
                                            ------------ ------------
                                              41,294,231   34,661,003
   Accumulated other comprehensive income        392,611      (29,749)
                                            ------------ ------------
                                              41,686,842   34,631,254
                                            $317,730,625 $245,211,276
                                            ============ ============

                Old Line Bancshares, Inc. & Subsidiary
                   Consolidated Statements of Income

                         Three Months Ended      Twelve Months Ended
                            December 31,            December 31,
                         2008         2007        2008
                      (Unaudited) (Unaudited) (Unaudited)     2007
 ---------------------------------------------------------------------
 Interest revenue
   Loans, including
    fees              $ 3,620,185 $ 3,557,578 $14,240,545 $12,768,154
   U.S. Treasury
    securities             10,842      26,260      69,079     115,597
   U.S. government
    agency securities      91,766      57,331     181,792     288,161
   Mortgage backed
    securities            147,345      10,499     356,398      48,946
   Municipal
    securities             23,128      26,954      95,822     107,852
   Federal funds
    sold                   28,540      91,693     285,619   1,116,822
   Other                   69,768      46,630     194,981     108,826
                      ----------- ----------- ----------- -----------
     Total interest
      revenue           3,991,574   3,816,945  15,424,236  14,554,358
                      ----------- ----------- ----------- -----------
 Interest expense
   Deposits             1,328,017   1,440,515   5,101,608   5,689,554
   Borrowed funds         215,112     153,283     808,127     573,405
                      ----------- ----------- ----------- -----------
     Total interest
      expense           1,543,129   1,593,798   5,909,735   6,262,959
                      ----------- ----------- ----------- -----------

     Net interest
      income            2,448,445   2,223,147   9,514,501   8,291,399

 Provision for loan
  losses                   70,000     112,000     415,000     318,000
                      ----------- ----------- ----------- -----------
     Net interest
      income after
      provision for
      loan losses       2,378,445   2,111,147   9,099,501   7,973,399
                      ----------- ----------- ----------- -----------

 Non-interest revenue
  Service charges on
   deposit accounts        80,531      72,113     311,268     292,610
  Marine division
   broker origination
   fees                        --      10,131          --     272,349
  Earnings on bank
   owned life
   insurance               93,176      92,723     366,785     340,853
  Income (loss) on
   investment in
   real estate LLC         (2,163)     23,844       3,741      24,100
  Other fees and
   commissions             90,180      59,669     282,138     243,402
                      ----------- ----------- ----------- -----------
    Total non-
     interest
     revenue              261,724     258,480     963,932   1,173,314
                      ----------- ----------- ----------- -----------

 Non-interest expense
   Salaries             1,007,457     639,839   3,316,219   3,045,932
   Employee benefits      199,701     204,036     923,666     953,554
   Occupancy              287,400     258,008   1,124,838     934,277
   Equipment               84,696      63,583     313,133     248,182
   Data processing         76,590      55,722     269,632     221,107
   Other operating        410,468     343,621   1,425,290   1,371,499
                      ----------- ----------- ----------- -----------
     Total non-
      interest
      expense           2,066,312   1,564,809   7,372,778   6,774,551
                      ----------- ----------- ----------- -----------

 Minority interest         (4,846)         --      (4,846)         --
 Income before
  income taxes            578,703     804,818   2,695,501   2,372,162

 Income taxes             197,635     285,450     939,383     789,053
                      ----------- ----------- ----------- -----------
 Net income               381,068     519,368   1,756,118   1,583,109
                      ----------- ----------- ----------- -----------

 Preferred stock
  dividends and
  discount accretion       29,329          --      29,329          --
                      ----------- ----------- ----------- -----------

 Net income
  available to
  common
  shareholders        $   351,739 $   519,368 $ 1,726,789 $ 1,583,109
                      =========== =========== =========== ===========

 Basic earnings
  per common share    $      0.09 $      0.13 $      0.44 $      0.37
 Diluted earnings
  per common share    $      0.09 $      0.13 $      0.44 $      0.37

CONTACT:  Old Line Bancshares, Inc.
          Christine M. Rush, Chief Financial Officer
          (301) 430-2544